Exhibit 99.4

Consent to be Named as a Director

In connection with the filing by Global Blue Group Holding AG of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named to the board of directors of Global Blue Group Holding AG, and any successor thereto, as described in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 17, 2020

/s/ Angel Ying Zhao
Angel Ying Zhao